EXHIBIT 99.1

NEWS RELEASE

Contacts:	Investors:	Media:
	Brad Samson 949-719-2220 brad.samson@trizetto.com	Audrey Mautner 303-495-7197 audrey.mautner@trizetto.com

TriZetto Lowers Guidance For Q1, But Maintains Full Year 2004 Positive

GAAP EPS Guidance of $0.12 to $0.17

NEWPORT BEACH, Calif. – April 19, 2004 – The TriZetto Group, Inc. (Nasdaq:TZIX) today issued revised guidance for the first quarter and full year 2004. Projecting to meet the lower end of its revenue guidance at approximately $66 million, the company expects to report GAAP ($0.08) to ($0.10) net loss per share for the first quarter ended March 31, 2004. The company also trimmed its revenue forecast for the year to approximately $270 million, but maintained its full-year GAAP earnings per share (EPS) estimate of $0.12 to $0.17. The company plans to report complete results for its first quarter after market close on Tuesday, April 27.

“At our size, we should achieve our earnings targets for the year,” said TriZetto Chairman and CEO Jeff Margolis. “The business is right on that edge of profitability. As such, we are reviewing potential cost reductions, further refinements to our selling processes and other actions to assure that we meet our 2004 profitability objectives. We are also focused on cash flow, and held capital expenditures to $3 million in the first quarter compared to a plan of $8 million. We have already identified $4 million of planned expense savings to be realized in the remainder of 2004.”

The timing of large contracts is difficult to predict and several software contracts expected to add to the first quarter’s revenues and profitability have not yet closed, but remain in the pipeline. However, the company’s strategy to grow its base of “singles and doubles” software sales gained traction in the quarter with above-budget progress on new products including six NetworX, three Workflow and two Defined Contribution licenses. Further, total bookings for the quarter were about $81 million compared to $62 million in the first quarter a year ago and $49 million in the fourth quarter of 2003.

Revised 2004 Guidance

For the full year 2004, TriZetto expects to generate approximately $270 million in revenues, compared to prior guidance of $290 to $305 million. This reduction is due largely to lower than expected consulting revenues that are dependent on the timing of new software and services contracts. The company is not changing its previous guidance of between $0.12 and $0.17 GAAP EPS, on a diluted share count of approximately 50 million. Capital expenditures in 2004 are expected to be about $19 to $21 million compared to prior guidance of $24 to $26 million.

For the first quarter of 2004 ended March 31, TriZetto expects to report $66 million in revenues, $1.5 to $2.8 million in EBITDA, and a GAAP net loss per share of ($0.08) to ($0.10).

“We are determined to achieve our profitability targets and we will make appropriate cost structure changes to get there on a revised 2004 revenue trajectory,” added Margolis. “At the same time, our new add-on software products have built further upon our core value proposition for customers. These create more sales opportunities on shorter selling cycles than we’ve had before, and we have a strong sales plan and pipeline for them.”

Full First Quarter Results

TriZetto will issue the press release with it full first quarter results after market close on Tuesday, April 27, 2004. This will be followed by a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company offers a broad portfolio of information technology products, including software, services and consulting, tailored to the needs of healthcare payers. Headquartered in Newport Beach, Calif., TriZetto can be reached at (949) 719-2200 or www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future net revenues, profits, and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, and TriZetto’s operational capabilities. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of our customers, the ability of TriZetto to meet its contractual obligations, including service level commitments, to customers, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s investor relations department at 949/719-2209 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of April 19, 2004. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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The TriZetto Group, Inc.

Reconciliation of Net Loss to EBITDA

(unaudited and in millions)

Three Months Ended March 31, 2004
Net Loss	$(4.9) - $(3.6)
Amortization of deferred stock compensation	0.1
Operating depreciation and amortization	4.8
Amortization of other intangible assets	1.0
Loss on contracts	0.1
Net interest and taxes	0.4

EBITDA	$1.5 - $2.8

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization, and loss on contracts. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company's ability to service debt. EBITDA should not be considered in isolation or as an alternative to net income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indicator of operating performance or as a measure of liquidity. EBITDA is an important metric used by management in evaluating the financial performance of the company.